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                                                                                                            EXHIBIT 11

                                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                     (in millions, except per share amounts)


                                                                        Year Ended Last Friday in December
                                                            ----------------------------------------------------------
                                                               1998        1997        1996        1995        1994
                                                            ----------  ----------  ----------  ----------  ----------

Net earnings                                                  $ 1,259     $ 1,935     $ 1,648     $ 1,126     $ 1,030
Preferred stock dividends                                         (39)        (39)        (46)        (48)        (13)
                                                              -------     -------     -------     -------     -------
Net earnings applicable to common stockholders                  1,220       1,896       1,602       1,078       1,017
Interest on convertible debt                                        -           -           1           1           1
                                                              -------     -------     -------     -------     -------
                                                                1,220       1,896       1,603       1,079       1,018
                                                              =======     =======     =======     =======     =======

Weighted-average shares outstanding (basic shares)              355.6       340.1       346.0       361.2       399.2
                                                               ------      ------      ------      ------      ------

Effect of dilutive instruments:
   Employee stock options                                        29.2        29.7        21.9        19.9        13.6
   FCCAAP shares                                                 16.6        20.6        19.6        18.7        14.0
   Restricted units                                               4.9         5.3         4.7         2.4         2.5
   ESPP shares                                                      -           -          .1          .1          .1
   Convertible debt                                                 -          .2          .7          .6          .7
                                                               ------      ------      ------      ------      ------

   Dilutive potential common shares                              50.7        55.8        47.0        41.7        30.9
                                                               ------      ------      ------      ------      ------

Diluted shares                                                  406.3       395.9       393.0       402.9       430.1
                                                               ======      ======      ======      ======      ======


BASIC EARNINGS PER SHARE                                       $ 3.43      $ 5.57      $ 4.63      $ 2.98      $ 2.55
                                                               ======      ======      ======      ======      ======


DILUTED EARNINGS PER SHARE                                     $ 3.00      $ 4.79      $ 4.08      $ 2.68      $ 2.37
                                                               ======      ======      ======      ======      ======
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Notes:  Amounts for 1994-1997 have been restated for Merrill Lynch's 1998 merger with Midland Walwyn Inc., accounted for as a pooling-of-interests.
        Share and per share amounts for 1994-1996 have also been restated for the 1997 two-for-one common stock split.

        Basic and diluted earnings per share are based on actual numbers before rounding.